Exhibit 4.1
FEDERAL-MOGUL ASBESTOS
PERSONAL INJURY TRUST AGREEMENT

FEDERAL-MOGUL
ASBESTOS PERSONAL INJURY SETTLEMENT TRUST AGREEMENT
TABLE OF CONTENTS

SECTION 1 — Agreement of Trust	6

1.1 Creation and Name	6
1.2 Purpose	7
1.3 Transfer of Assets	7
1.4 Acceptance of Assets and Assumption of Liabilities	8
1.5 Certain Obligations to the Pneumo Parties	9

SECTION 2 — Powers and Trust Administration	10

2.1 Powers	10
2.2 General Administration	15
2.3 Claims Administration	21

SECTION 3 — Accounts, Investments, and Payments	21

3.1 Subfunds and Accounts	21
3.2 Investments	22
3.3 Source of Payments	24

SECTION 4 — Trustees; Delaware Trustee	24

4.1 Number	24
4.2 Term of Service	25
4.3 Appointment of Successor Trustees	26
4.4 Liability of Trustees, the Delaware Trustee, Officers and Employees	26
4.5 Compensation and Expenses of Trustees and the Delaware Trustee	27
4.6 Indemnification of Trustees and Additional Indemnitees	28
4.7 Trustees’ and the Delaware Trustee Lien	29
4.8 Trustees’ Employment of Experts; Delaware Trustee’s Employment of Counsel	29
4.9 Trustees’ Independence	30
4.10 Bond	30
4.11 Delaware Trustee	30

SECTION 5 — Trust Advisory Committee	32

5.1 Members	32
5.2 Duties	32
5.3 Term of Office	33
5.4 Appointment of Successor	33
5.5 TAC’s Employment of Professionals	34
5.6 Compensation and Expenses of TAC	35
5.7 Procedures for Consultation with and Obtaining the Consent of the TAC	36
(a) Consultation Process	36
(b) Consent Process	37

SECTION 6 — The Future Claimants Representative	38

6.1 Duties	38
6.2 Term of Office	38
6.3 Appointment of Successor	39
6.4 Future Claimants Representative’s Employment of Professionals	39
6.5 Compensation and Expenses of the Future Claimants Representative	41
6.6 Procedures for Consultation with and Obtaining the Consent of the Future Claimants Representative	41
(a) Consultation Process	41
(b) Consent Process	42

SECTION 7 — General Provisions	44

7.1 Irrevocability	44
7.2 Termination	44
7.3 Amendments	45
7.4 Procedures for Obtaining the Consent of the Lead Insurer	46
7.5 Meetings	47
7.6 Severability	47
7.7 Notices	47
7.8 Successors and Assigns	49
7.9 Limitation on Claim Interests for Securities Laws Purposes	50
7.10 Entire Agreement; No Waiver	50
7.11 Headings	50
7.12 Governing Law	50
7.13 Federal-Mogul’s Representations and Cooperation	51
7.14 Dispute Resolution	51
7.15 Enforcement and Administration	51
7.16 Effectiveness	52
7.17 Counterpart Signatures	52

FEDERAL-MOGUL
ASBESTOS PERSONAL INJURY TRUST AGREEMENT
     This Federal-Mogul Asbestos Personal Injury Trust Agreement, as may be amended pursuant to the Pneumo Abex Addendum to the U.S. Asbestos Personal Injury Trust Agreement attached hereto as Exhibit A, (as so amended, the “U.S. Asbestos Trust Agreement”), dated the date set forth on the signature page hereof and effective as of the Effective Date, is entered into by Federal-Mogul Corporation (“Federal-Mogul”), the Debtor and debtor-in-possession in jointly-administered cases docketed under Case No. 01-10578 RTL in the United States Bankruptcy Court for the District of Delaware, on behalf of itself and the other Protected Parties; the Future Claimants Representative; the Official Committee of Asbestos Claimants (the “Committee”); the Trustees (the “Trustees”), Wilmington Trust Company (the “Delaware Trustee”) and the members of the Trust Advisory Committee (the “TAC”), who are further identified on the signature pages hereof and appointed at Confirmation pursuant to the Federal-Mogul Fourth Amended Joint Plan of Reorganization, as such Plan may be amended, modified or supplemented from time to time (the “Plan”). All capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Plan, and such definitions are incorporated herein by reference. All capitalized terms not defined herein or defined in the Plan, but defined in the Bankruptcy Code or Rules, shall have the meanings ascribed to them by the Bankruptcy Code and Rules, and such definitions are incorporated herein by reference.
     WHEREAS, at the time of the entry of the order for relief in the Chapter 11 case, Federal-Mogul and the other Protected Parties were named as defendants in actions involving Asbestos Personal Injury Claims; and

     WHEREAS, the Plan has been confirmed by the Bankruptcy Court; and
     WHEREAS, the CVAs have been approved by an English Court; and
     WHEREAS, the Plan provides, inter alia, for the creation of the Federal-Mogul Asbestos Personal Injury Trust (the “U.S. Asbestos Trust”); and
     WHEREAS, pursuant to the Plan, Federal-Mogul will make certain contributions to the U.S. Asbestos Trust; and
     WHEREAS, pursuant to the Plan, the U.S. Asbestos Trust will use the Trust Assets to pay all Asbestos Personal Injury Claims, caused by exposure to asbestos-containing products for which Federal-Mogul and/or its wholly owned direct or indirect subsidiary Turner & Newell (“T&N”) and its direct or indirect subsidiaries, Gasket Holdings Inc. (“Flexitallic”) and Ferodo America Inc. (“Ferodo”) (collectively, the “T&N Entities”); Federal-Mogul Products Inc. (“FMP”); Felt Products Mfg. Co. (“Fel-Pro”); and Federal-Mogul’s former division Vellumoid (“Vellumoid”); and their successors, and assigns (each a “Federal-Mogul Entity,” and collectively, the “Federal-Mogul Entities”) have legal responsibility under applicable tort law, as provided in and by the Plan and the U.S. Asbestos Trust Agreement; and
     WHEREAS, it is the intent of the Debtors, the Trustees, the TAC, and the Future Claimants’ Representative that the U.S. Asbestos Trust be administered, maintained, and operated at all times through mechanisms that provide reasonable assurance that the U.S. Asbestos Trust will satisfy Asbestos Personal Injury Claims pursuant to the Asbestos Personal Injury Trust Distribution Procedures (the “U.S. TDP”) that are attached to the Plan in a substantially similar manner, and in strict compliance with the terms of this U.S. Asbestos Trust Agreement; and
     WHEREAS, pursuant to the Plan, the U.S. Asbestos Trust shall establish four (4) separate Subfunds (the “Subfunds”), which shall include the T&N Subfund, which shall process, liquidate and make payments pursuant to the U.S. TDP to holders of Asbestos Personal Injury Claims for which the T&N Entities have legal liability as provided in the Plan, the FMP Subfund, the Fel-Pro Subfund and the Vellumoid Subfund, which shall pay claims from proceeds of insurance available to the corresponding Federal-Mogul Entity; and
     WHEREAS, pursuant to the Plan, the U.S. Asbestos Trust is intended to qualify as a “qualified settlement fund” within the meaning of Section 1.468B-1 et seq. of the Treasury Regulations promulgated under Section 468B of the Internal Revenue Code (the “IRC”); and
     WHEREAS, the Bankruptcy Court has determined that the U.S. Asbestos Trust and the Plan satisfy all the prerequisites for the issuance of an injunction pursuant to section 524(g) of the Bankruptcy Code, and such injunction has been entered in connection with the Confirmation Order.
     NOW, THEREFORE, it is hereby agreed as follows:
SECTION 1
AGREEMENT OF TRUST
     1.1 Creation and Name. Federal-Mogul hereby creates a trust known as the “Federal-Mogul Asbestos Personal Injury Trust,” which is the Trust provided for and referred to in the Plan. The Trustees of the U.S. Asbestos Trust may transact the business and affairs of the U.S. Asbestos Trust in the name of the U.S. Asbestos Trust. It is the intention of the parties hereto that the trust created hereby constitute a statutory trust under Chapter 38 of title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. (the “Act”) and that this document, together with the bylaws described in Section 2.2, constitute the governing instruments of the U.S. Asbestos Trust. The Trustees and the Delaware Trustee are hereby authorized and directed to execute and file a Certificate of Trust with the Delaware Secretary of State in the form attached hereto as Exhibit A.
     1.2 Purpose. The purpose of the U.S. Asbestos Trust is to assume the liabilities of the Debtors and the other Protected Parties, for and with respect to all Asbestos Personal Injury Claims, and to use the assets contributed to the U.S. Asbestos Trust pursuant to the Plan and any other assets that may be contributed to or acquired by the U.S. Asbestos Trust from time to time and the proceeds and income from such assets to pay the holders of all Asbestos Personal Injury Claims in accordance with this U.S. Asbestos Trust Agreement, the U.S. TDP, and the CIP Agreement in such a way that such holders of Asbestos Personal Injury Claims are treated fairly, equitably and reasonably in light of the limited assets available to satisfy such claims, and to otherwise comply in all respects with the requirements of a trust set forth in Section 524(g)(2)(B) of the Bankruptcy Code.
     1.3 Transfer of Assets. Pursuant to the Plan, the Trust Assets will be transferred and assigned to the U.S. Asbestos Trust to settle and discharge all Asbestos Personal Injury Claims and to permit the U.S. Asbestos Trust to satisfy the obligations of the Trust under Section 8.22 of the Plan. Pursuant to the Plan, Federal-Mogul and the other Protected Parties, from and after the

Effective Date, and others may also transfer and assign additional assets to the U.S. Asbestos Trust from time to time to be added to the Trust Assets described above. Except as otherwise provided in the Plan, the Plan Documents, or the CIP Agreement, any and all assets transferred to the U.S. Asbestos Trust shall be free and clear of any liens or other claims by any Protected Party, any creditor, or any other entity. Federal-Mogul, Reorganized Federal-Mogul, and any other transferors shall also execute and deliver such documents to the U.S. Asbestos Trust as the Trustees reasonably request to transfer and assign the Trust Assets to the U.S. Asbestos Trust.
     1.4 Acceptance of Assets and Assumption of Liabilities
          (a) In furtherance of the purposes of the U.S. Asbestos Trust, the Trustees, on behalf of the U.S. Asbestos Trust, hereby expressly accept the transfer and assignment to the U.S. Asbestos Trust of the Trust Assets in the time and manner contemplated in the Plan.
          (b) In furtherance of the purposes of the U.S. Asbestos Trust, the Trustees, on behalf of the U.S. Asbestos Trust, expressly assume all liability for all Asbestos Personal Injury Claims. Subject to and as otherwise provided in the Plan and exhibits thereto, the U.S. Asbestos Trust also shall have all defenses available to any Protected Party and all Trust Causes of Action. Regardless of the foregoing, however, a claimant must meet otherwise applicable federal, state and foreign statutes of limitations and repose, except as otherwise provided in Section 5.1(a)(2) of the U.S. TDP.
          (c) No provision herein or in the U.S. TDP shall be construed to mandate distributions on any claims or other actions that would contravene the Trust’s compliance with the requirements of a qualified settlement fund within the meaning of section 1.468B-1 et seq. of the Treasury Regulations promulgated under section 468B of the IRC.

          (d) The U.S. Asbestos Trust shall indemnify the Protected Parties to the extent set forth in the Plan.
          (e) Nothing in this U.S. Asbestos Trust Agreement shall be construed in any way to limit the scope, enforceability, or effectiveness of the Section 524(g) injunction issued in connection with the Plan or the U.S. Asbestos Trust’s assumption of all liability for Asbestos Personal Injury Claims.
          (f) Nothing in this Section 1.4 shall affect the rights and obligations set forth in the CIP Agreement.
     1.5 Certain Obligations to the Pneumo Parties. The U.S. Asbestos Trust expressly acknowledges (a) its obligations under the Plan with respect to the Plan B Settlement Amount in the event that the Plan B Date occurs after the Effective Date but prior to the Date of Finality and (b) its obligations under the Unwind Agreement dated as of the date hereof among the U.S. Asbestos Trust and the Pneumo Parties to preserve and return, as provided therein, the assets funded by the Pneumo Parties upon the occurrence of the Plan A Date in the event that the Plan B Date occurs after the Plan A Date but prior to the Date of Finality. The U.S. Asbestos Trust further agrees to cause the funds held pursuant to the Cooper/Pneumo Escrow Agreement to be released from the Cooper/Pneumo Escrow Account and paid over to Cooper LLC and PCT, as applicable, in satisfaction of the obligation to pay the Plan B Settlement Amount pursuant to the Plan and the Plan B Settlement Agreement if the Plan B Date occurs prior to the Date of Finality.

SECTION 2
POWERS AND TRUST ADMINISTRATION
     2.1 Powers.
          (a) The Trustees are and shall act as the fiduciaries to the U.S. Asbestos Trust in accordance with the provisions of this U.S. Asbestos Trust Agreement and the Plan and shall have the power, on behalf of the Trust, to exercise all rights and fulfill all obligations of the Trust under the Plan and the Plan Documents. The Trustees shall, at all times, administer the U.S. Asbestos Trust and the Trust Assets in accordance with the purposes set forth in Section 1.2 above. Subject to the limitations set forth in this U.S. Asbestos Trust Agreement, the Trustees shall have the power to take any and all actions that, in the judgment of the Trustees, are necessary or proper to fulfill the purposes of the U.S. Asbestos Trust, including, without limitation, each power expressly granted in this Section 2.1, any power reasonably incidental thereto, and any trust power now or hereafter permitted under the laws of the State of Delaware.
          (b) Except as required by applicable law or otherwise specified herein, the Trustees need not obtain the order or approval of any court in the exercise of any power or discretion conferred hereunder.
          (c) In addition to the powers set forth in Section 7.3 below, and without limiting the generality of Section 2.1(a) above, and except as limited below, the Trustees shall have the power to:
               (i) receive and hold the Trust Assets, vote the Reorganized Federal-Mogul common stock, and exercise all rights with respect to, and sell, any securities issued by

Reorganized Federal-Mogul that are included in the Trust Assets, subject to any restrictions set forth in the Restated Certificate of Reorganized Federal-Mogul;
               (ii) allocate all Trust Assets, including insurance proceeds, received as of the Effective Date and thereafter, to the various Trust Subfunds that are liable for the Asbestos Personal Injury Claims payable from those assets in accordance with the Plan and U.S. TDP;
               (iii) invest the monies held from time to time by the U.S. Asbestos Trust;
               (iv) sell, transfer, or exchange any or all of the Trust Assets at such prices and upon such terms as the Trustees may consider proper, consistent with the other terms of this U.S. Asbestos Trust Agreement;
               (v) enter into leasing and financing agreements with third parties to the extent such agreements are reasonably necessary to permit the U.S. Asbestos Trust to operate;
               (vi) subject to provisions of the Plan, pay liabilities and expenses of the U.S. Asbestos Trust, including, but not limited to, Trust Expenses;
               (vii) establish the T&N Subfund, the FMP Subfund, the Fel-Pro Subfund and the Vellumoid Subfund and such other funds, reserves and accounts with the Trust Assets, as deemed by the Trustees to be useful in carrying out the purposes of the U.S. Asbestos Trust;
               (viii) sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitrative, or other proceeding;

               (ix) establish, supervise and administer the U.S. Asbestos Trust in accordance with the U.S. TDP and the terms thereof;
               (x) appoint such officers and hire such employees and engage such legal, financial, accounting, investment, auditing and forecasting, and other consultants and agents as the business of the U.S. Asbestos Trust requires, and delegate to such persons such powers and authorities as the fiduciary duties of the Trustees permit and as the Trustees, in their discretion, deem advisable or necessary in order to carry out the terms of the U.S. Asbestos Trust;
               (xi) pay employees, legal, financial, accounting, investment, auditing, and forecasting, and other consultants, advisors, and agents, including those engaged by the U.S. Asbestos Trust in connection with its alternative dispute resolution activities, reasonable compensation;
               (xii) compensate the Trustees, the Delaware Trustee, the TAC members, and the Future Claimants Representative as provided below, and their employees, legal, financial, accounting, investment and other advisors, consultants, independent contractors, and agents, and reimburse the Trustees, the Delaware Trustee, the TAC members and the Future Claimants Representative all reasonable out-of-pocket costs and expenses incurred by such persons in connection with the performance of their duties hereunder;
               (xiii) execute and deliver such instruments as the Trustees consider proper in administering the U.S. Asbestos Trust;

               (xiv) enter into such other arrangements with third parties as are deemed by the Trustees to be useful in carrying out the purposes of the U.S. Asbestos Trust, provided such arrangements do not conflict with any other provision of this U.S. Asbestos Trust Agreement;
               (xv) in accordance with Section 4.6 below, defend, indemnify and hold harmless (and purchase insurance indemnifying) (A) the Trustees and (B) the TAC, the Future Claimants Representative, the officers and employees of the U.S. Asbestos Trust, and any agents, advisors and consultants of the U.S. Asbestos Trust, the TAC or the Future Claimants Representative (the “Additional Indemnitees”), to the fullest extent that a corporation or trust formed under the Act is from time to time entitled to indemnify and/or insure its directors, trustees, officers, employees, agents, advisors and representatives;
               (xvi) delegate any or all of the authority herein conferred with respect to the investment of all or any portion of the Trust Assets to any one or more reputable individuals or recognized institutional investment advisors or investment managers without liability for any action taken or omission made because of any such delegation, except as provided in Section 4.4 below;
               (xvii) consult with Reorganized Federal-Mogul, the TAC and the Future Claimants Representative at such times and with respect to such issues relating to the conduct of the U.S. Asbestos Trust as the Trustees consider desirable; and
               (xviii) make, pursue (by litigation or otherwise), collect, compromise or settle, in the name of the U.S. Asbestos Trust or in the name of the appropriate Reorganized Debtor any claim, right, action, or cause of action included in the Trust Assets including, but not limited to, insurance recoveries, before any court of competent jurisdiction; provided that settlement of actions before the Bankruptcy Court require the approval of the Bankruptcy Court after notice to Reorganized Federal-Mogul as the case may be.
          (d) The Trustees shall not have the power to cause the U.S. Asbestos Trust to guarantee any debt of other persons.
          (e) The Trustees shall give the TAC and the Future Claimants Representative prompt notice of any act performed or taken pursuant to Sections 2.1(c)(i), (iv), or (xvi) above, and any act proposed to be performed or taken pursuant to Section 2.2(f) and 7.3 below.
          (f) Notwithstanding anything to the contrary in the foregoing, the powers of the Trustees are subject to the terms of the CIP Agreement with respect to Fel-Pro Claims, Vellumoid Claims, or Federal-Mogul Asbestos Claims (as that term is defined in the CIP Agreement) and encompassed by the CIP Agreement and nothing in this Section 2.1 shall affect the rights and obligations set forth in the CIP Agreement.
          (g) Subject to any restrictions set forth in the Plan, the Trustees, in consultation with the TAC and Future Claimants Representative, shall have the power to allocate the administrative expenses of the U.S. Asbestos Trust among the various Subfunds on a reasonable basis that takes into account the relative assets and liabilities of each such Subfund. The Trustees may also, subject to the provisions of the Plan, advance funds from one Subfund to another Subfund to pay the latter Subfund’s administrative expenses, including the costs of insurance litigation; provided, however, that the Subfund that received the advance shall reimburse the Subfund that made the advance as soon as the monies are available for such reimbursement.

     2.2 General Administration.
          (a) The Trustees shall adopt and act in accordance with the U.S. Asbestos Trust Bylaws. To the extent not inconsistent with the terms of this U.S. Asbestos Trust Agreement, the U.S. Asbestos Trust Bylaws shall govern the affairs of the U.S. Asbestos Trust. In the event of an inconsistency between the U.S. Asbestos Trust Bylaws and this U.S. Asbestos Trust Agreement, the U.S. Asbestos Trust Agreement shall govern.
          (b) The Trustees shall (i) timely file such income tax and other returns and statements and shall timely pay all taxes required to be paid, (ii) comply with all withholding obligations, as required under the applicable provisions of the IRC and of any state law and the regulations promulgated thereunder, (iii) meet without limitation all requirements necessary to qualify and maintain qualification of the U.S. Asbestos Trust as a qualified settlement fund within the meaning of Section 1.468B-1 et seq. of the Treasury Regulations promulgated under Section 468B of the IRC, and (iv) take no action that could cause the U.S. Asbestos Trust to fail to qualify as a qualified settlement fund within the meaning of Section 1.468B-1 et seq. of the Treasury Regulations promulgated under Section 468B of the IRC.
          (c) The Trustees shall timely account to the Bankruptcy Court as follows:
               (i) The Trustees shall cause to be prepared and filed with the Bankruptcy Court, as soon as available, and in any event within one hundred and twenty (120) days following the end of each fiscal year, an annual report containing inter alia financial statements of the U.S. Asbestos Trust (including, without limitation, a balance sheet of the U.S. Asbestos Trust as of the end of such fiscal year and a statement of operations for such fiscal year) audited by a firm of independent certified public accountants selected by the Trustees and accompanied by an opinion of such firm as to the fairness of the financial statements’ presentation of the cash and investments available for the payment of claims and as to the conformity of the financial statements with generally accepted accounting principles. The Trustees shall provide a copy of such report to the TAC, the Future Claimants Representative, and Reorganized Federal-Mogul when such reports are filed with the Bankruptcy Court.
               (ii) Simultaneously with delivery of each set of financial statements referred to in Article 2.2(c)(i) above, the Trustees shall cause to be prepared and filed with the Bankruptcy Court a report containing a summary regarding the number and type of claims disposed of during the period covered by the financial statements. The Trustees shall provide a copy of such report to the TAC, the Future Claimants Representatives, and Reorganized Federal-Mogul when such report is filed.
               (iii) All materials required to be filed with the Bankruptcy Court by this Section 2.2(c) shall be available for inspection by the public in accordance with procedures established by the Bankruptcy Court and shall be filed with the Office of the United States Trustee for the District of Delaware.
          (d) The Trustees shall cause to be prepared as soon as practicable prior to the commencement of each fiscal year a budget and cash flow projections covering such fiscal year and the succeeding four fiscal years. The budget and cash flow projections shall include determining the Maximum Annual Payment pursuant to Section 2.4 of the U.S. TDP, and the Claims Payment Ratio pursuant to Section 2.5 of the U.S. TDP. The Trustees shall provide a copy of the budget and cash flow projections to the TAC and the Future Claimants Representative.

          (e) The Trustees shall consult with the TAC and the Future Claimants Representative (i) on the general implementation and administration of the U.S. Asbestos Trust; (ii) on the general implementation and administration of the U.S. TDP; and (iii) on such other matters as may be required under this U.S. Asbestos Trust Agreement and the U.S. TDP.
          (f) The Trustees shall be required to obtain the consent of the TAC and the Future Claimants Representative pursuant to the Consent Process set forth in Section 5.7(b) and 6.6(b) below, in addition to any other instances elsewhere enumerated, but subject to the provisions of Section 19.8 and 19.9 of the CIP Agreement with respect to the Fel-Pro Subfund, the Vellumoid Subfund, Fel-Pro Claims, Vellumoid Claims or Federal-Mogul Asbestos Claims (as that term is defined in the CIP Agreement) encompassed by the CIP Agreement in order to take any of the following actions:
               (i) to change the Claims Payment Ratio described in Section 2.5 of the U.S. TDP in the event that the requirements for such a change as set forth in said provision have been met;
               (ii) to change the Disease Levels, Medical/Exposure Criteria set forth in Section 5.3(a)(1)(C) of the U.S. TDP, and/or the Scheduled, Average and/or Maximum Values set forth in Sections 5.3(a)(3) of the U.S. TDP;
               (iii) to change the Payment Percentage described in Section 4.2 of the U.S. TDP;

               (iv) to establish and/or to change the Proof of Claim Forms and other claims materials to be provided holders of Asbestos Personal Injury Claims under Section 6.1 of the U.S. TDP;
               (v) to require that claimants provide additional kinds of medical or exposure evidence pursuant to Section 5.7 of the U.S. TDP;
               (vi) to change the form of release to be provided pursuant to Section 7.8 of the U.S. TDP, provided that the release must be consistent with the requirements of the Plan;
               (vii) to establish a separate valuation matrix for any Foreign Claims at such time as the U.S. Asbestos Trust has sufficient historical settlement, verdict and other valuation data for claims from a particular foreign jurisdiction pursuant to Section 5.3(a)(2)(B) of the U.S. TDP;
               (viii) to develop methods for auditing the reliability of medical evidence, including additional reading of X-rays, CT scans and verification of pulmonary function tests, as well as the reliability of evidence of exposure to asbestos, including exposure to asbestos-containing products manufactured or distributed by pursuant to Section 5.8 of the U.S. TDP;
               (ix) to terminate the U.S. Asbestos Trust pursuant to Section 7.2 below;
               (x) to settle the liability of any insurer under any insurance policy or legal action related thereto;

               (xi) to change the compensation of the members of the TAC, the Future Claimants Representative or Trustees, other than to reflect cost-of-living increases or changes approved by the Bankruptcy Court as otherwise provided herein;
               (xii) to take structural or other actions to minimize any tax on the Trust Assets;
               (xiii) to amend the U.S. Asbestos Trust Bylaws in accordance with the terms thereof;
               (xiv) to amend any provision of the U.S. Asbestos Trust Agreement or the U.S. TDP in accordance with the terms thereof;
               (xv) subject to such restrictions as may exist in the Plan Documents, to vote the shares of Reorganized Federal-Mogul Common Stock held by the U.S. Asbestos Trust for purposes of electing members of the Board of Directors of Reorganized Federal-Mogul and such other matters as may be submitted to shareholders; and
               (xvi) to merge any asbestos claims resolution organization formed by the U.S. Asbestos Trust with another asbestos claims resolution organization, or to contract with another asbestos claims resolution organization or other entity, or permit any other party to join in any asbestos claims resolution organization that is formed by the U.S. Asbestos Trust; provided that such merger, contract or joinder shall not (a) subject Reorganized Federal-Mogul or the other Protected Parties or any successors in interest thereto, to any risk of having any U.S. Asbestos Trust Claim asserted against it or them, or (b) otherwise jeopardize the validity or enforceability of the Section 524(g) injunction; and provided further that the terms of such merger or contract will require the surviving organization or other asbestos claims resolution organization to make decisions about the allowability and value of claims in accordance with Section 2.1 of the U.S. TDP which requires that such decisions be based on the provisions of the U.S. TDP.
          (g) The Trustees shall meet with the TAC and the Future Claimants Representative no less often than quarterly. The Trustees shall meet in the interim with the TAC and the Future Claimants Representative when so requested by either.
          (h) The Trustees, upon notice from either the TAC or the Future Claimants Representative, if practicable in view of pending business, shall at their next meeting with the TAC or the Future Claimants Representative consider issues submitted by the TAC or the Future Claimants Representative.
          (i) Periodically, but not less often than once a year, the Trustees shall make available to claimants and other interested parties the number of claims by disease levels that have been resolved both by individual review and by arbitration, as well as by trial, indicating the amounts of the awards and the averages of the awards by jurisdiction pursuant to Section 7.10 of the U.S. TDP.
          (j) Notwithstanding anything to the contrary in the foregoing, the administration of the Trust is subject to the terms of the CIP Agreement with respect to Federal-Mogul Asbestos Claims (as that term is defined in the CIP Agreement), Vellumoid Claims and Fel-Pro Claims encompassed by the CIP Agreement and nothing in this Section 2.2 shall affect the rights and obligations set forth in the CIP Agreement.

     2.3 Claims Administration.
          The Trustees shall promptly proceed to implement the U.S. TDP.
SECTION 3
ACCOUNTS, INVESTMENTS, AND PAYMENTS
     3.1 Subfunds and Accounts.
          (a) The Trustees shall create the T&N Subfund, the FMP Subfund, the Fel-Pro Subfund and the Vellumoid Subfund as provided above, and may, from time to time, create such other funds, accounts and reserves within the U.S. Asbestos Trust estate as they may deem necessary, prudent, or useful in order to provide for the payment of expenses and payment of Asbestos Personal Injury Claims, and may, with respect to any such fund, account or reserve, restrict the use of monies therein. The assets of each such Subfund shall be held by the Trustees as a separate, segregated account, shall not be co-mingled with the assets of any other Subfund, and, except as provided herein and in the Plan, shall not be used for any purpose other than paying claims asserted against such Subfund, as well as expenses incurred by the U.S. Asbestos Trust in the administration of the Subfund.
          (b) Funding of the Vellumoid and Fel-Pro Subfunds and Escrow Account. The Trustees shall (i) cause the Escrow Account to be established and funded as required by the Plan and CIP Agreement; (ii) allocate funds to the Vellumoid Subfund and the Fel-Pro Subfund as required by the Plan and the CIP Agreement; and (iii) maintain the funding levels of the Fel-Pro and Vellumoid Subfunds as required by the Plan and the CIP Agreement.

     3.2 Investments. Investment of monies held in the U.S. Asbestos Trust shall be administered in a manner consistent with the standards set forth in the Uniform Prudent Investor Act, subject to the following limitations and provisions:
          (a) The U.S. Asbestos Trust shall not acquire, directly or indirectly, equity in any entity (other than Reorganized Federal-Mogul or any successor to Reorganized Federal-Mogul) or business enterprise if, immediately following such acquisition, the U.S. Asbestos Trust would hold more than 5% of the equity in such entity or business enterprise. The U.S. Asbestos Trust shall not hold, directly or indirectly, more than 10% of the equity in any entity (other than Reorganized Federal-Mogul or any successor to Reorganized Federal-Mogul) or business enterprise.
          (b) Except as expressly contemplated by or provided for in the Plan, the U.S. Asbestos Trust shall not acquire or hold any long-term debt securities unless (i) such securities are included in the Trust Assets under the Plan, (ii) such securities are rated “Baa” or higher by Moody’s, “BBB” or higher by Standard & Poor’s (“S&P’s”), or have been given an equivalent investment grade rating by another nationally recognized statistical rating agency, or (iii) have been issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof.
          (c) The U.S. Asbestos Trust shall not acquire or hold for longer than ninety (90) days any commercial paper unless such commercial paper is rated “Prime-1” or higher by Moody’s or “A-1” or higher by S&P’s or has been given an equivalent rating by another nationally recognized statistical rating agency.

          (d) Excluding any securities of the Debtor or Reorganized Federal-Mogul, the U.S. Asbestos Trust shall not acquire or hold any common or preferred stock or convertible securities unless such stock or securities are rated “A” or higher by Moody’s or “A” or higher by S&P’s or have been given an equivalent investment grade rating by another nationally recognized statistical rating agency.
          (e) Except as expressly contemplated by or provided for in the Plan, the U.S. Asbestos Trust shall not acquire any debt securities or other instruments issued by any entity (other than debt securities or other instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof) if, following such acquisition, the aggregate market value of all debt securities and instruments issued by such entity held by the U.S. Asbestos Trust would exceed 2% of the aggregate value of the Trust Assets. Except as expressly contemplated by or provided for in the Plan, the U.S. Asbestos Trust shall not hold any debt securities or other instruments issued by any entity (other than debt securities or other instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof and other than debt securities or other instruments of Reorganized Federal-Mogul or any successor to Reorganized Federal-Mogul) to the extent that the aggregate market value of all securities and instruments issued by such entity held by the U.S. Asbestos Trust would exceed 5% of the aggregate value of the Trust Assets.
          (f) The U.S. Asbestos Trust shall not acquire or hold any certificates of deposit unless all publicly held, long-term debt securities, if any, of the financial institution issuing the certificate of deposit and the holding company, if any, of which such financial institution is a subsidiary, meet the standards set forth in Section 3.2(b) above.

          (g) The U.S. Asbestos Trust may acquire and hold any securities or instruments issued by Reorganized Federal-Mogul or any successor to Reorganized Federal-Mogul, or obtained as proceeds of litigation or otherwise to resolve disputes, without regard to the limitations set forth in Subsections (a)-(f) above.
          (h) The U.S. Asbestos Trust shall not acquire or hold any repurchase obligations unless, in the opinion of the Trustees, they are adequately collateralized.
          (i) The U.S. Asbestos Trust shall not acquire or hold any options.
     3.3 Source of Payments. Subject to the terms of the CIP Agreement, all U.S. Asbestos Trust expenses and all liabilities with respect to Asbestos Personal Injury Claims shall be payable solely by the Trustees out of the Trust Assets. None of the Debtors, Reorganized Debtors, or other Protected Parties, nor the Trustees, the TAC or Future Claimants Representative, or any of their officers, agents, advisors, or employees shall be liable for the payment of any U.S. Asbestos Trust expense or any other liability of the U.S. Asbestos Trust; provided, however, that nothing in this Section 3.3 shall relieve the Trust or the Reorganized Debtors of their obligations under the CIP Agreement.
SECTION 4
TRUSTEES; DELAWARE TRUSTEE
     4.1 Number. In addition to the Delaware Trustee appointed pursuant to Section 4.11 below, there shall be three (3) Trustees. The initial Trustees shall be those persons named on the signature page hereof. At their first meeting, the initial Trustees shall designate one of their number to serve as the Managing Trustee of the U.S. Asbestos Trust, with such administrative duties as the Trustees may determine. The Trustees may change the designation of the individual to serve as Managing Trustee from time to time as circumstances warrant.
     4.2 Term of Service.
          (a) The initial Trustees named pursuant to Article 4.1 above shall serve the staggered terms of three (3), four (4) and five (5) years as shown on the signature page hereof. Thereafter each term of service shall be five (5) years. The initial Trustees shall serve from the Effective Date until the earliest of (i) the end of his or her term, (ii) his or her death, (iii) his or her resignation pursuant to Section 4.2(b) below, (iv) his or her removal pursuant to Section 4.2(c) below, or (v) the termination of the U.S. Asbestos Trust pursuant to Section 7.2 below.
          (b) A Trustee may resign at any time by written notice to the remaining Trustees, the TAC and the Future Claimants Representative. Such notice shall specify a date when such resignation shall take place, which shall not be less than 90 days after the date such notice is given, where practicable.
          (c) A Trustee may be removed by unanimous vote of the Trustees in the event that he or she becomes unable to discharge his or her duties hereunder due to accident or physical or mental deterioration, or for other good cause. Good cause shall be deemed to include, without limitation, any substantial failure to comply with the general administration provisions of Section 2.2 above, a consistent pattern of neglect and failure to perform or participate in performing the duties of the Trustees hereunder, or repeated non-attendance at scheduled meetings. Such removal shall require the approval of the Bankruptcy Court and shall take effect at such time as the Bankruptcy Court shall determine.

     4.3 Appointment of Successor Trustees.
          (a) In the event of a vacancy in the position of a Trustee, whether by death, term expiration, resignation or removal, the remaining Trustees shall consult with the TAC and the Future Claimants Representative concerning appointment of a successor Trustee (a “Successor Trustee"). The vacancy shall be filled by the unanimous vote of the remaining Trustees unless a majority of the TAC or the Future Claimants Representative vetoes the appointment. In the event that the remaining Trustees cannot agree on a Successor Trustee, or a majority of the TAC or the Future Claimants Representative vetoes the appointment of the proposed successor Trustee, the Bankruptcy Court shall make the appointment. Nothing shall prevent the reappointment of a Trustee for an additional term or terms.
          (b) Immediately upon the appointment of any Successor Trustee, all rights, titles, duties, powers and authority of the predecessor Trustee hereunder shall be vested in, and undertaken by, the Successor Trustee without any further act. No Successor Trustee shall be liable personally for any act or omission of his or her predecessor Trustees.
          (c) Each Successor Trustee shall serve until the earliest of (i) the end of a full term of five (5) years if the predecessor Trustee completed his or her term, (ii) the end of the remainder of the term of the Trustee whom he or she is replacing if said predecessor Trustee did not complete said term, (iii) his or her death, (iv) his or her resignation pursuant to Section 4.2(b) above, (v) his or her removal pursuant to Section 4.2(c) above, or (vi) the termination of the U.S. Asbestos Trust pursuant to Section 7.2 below.
     4.4 Liability of Trustees, the Delaware Trustee, Officers and Employees. The Trustees, the Delaware Trustee, and the individuals identified as Additional Indemnitees in

Section 2.1(c)(xv) above shall not be liable to the U.S. Asbestos Trust, to any individual holding an asbestos claim, or to any other person, except for such individual’s own breach of trust committed in bad faith or willful misappropriation. In addition, the Trustees, the Delaware Trustee, and the Additional Indemnitees shall not be liable for any act or omission of any other Trustee, the Delaware Trustee, or Additional Indemnitee unless such person acted with bad faith in the selection or retention of such other Trustee or Additional Indemnitee.
     4.5 Compensation and Expenses of Trustees and the Delaware Trustee.
          (a) The Trustees shall receive compensation from the U.S. Asbestos Trust for their services as Trustees in the amount of $75,000 per annum for the Managing Trustee and $60,000 per annum for the other Trustees, plus a per diem allowance for meetings or other U.S. Asbestos Trust business performed in the amount of $1,500 for each Trustee. For purposes of the per diem allowance, U.S. Asbestos Trust business includes, but is not limited to, attendance at meetings of Reorganized Federal-Mogul’s Board of Directors. For purposes of Section 7.5 below, the Trustees shall determine the scope and duration of activities that constitute a meeting and, if the Trustees elect to provide for payment for activities of less than a full day’s duration, may provide for partial payment of per diem amounts on a proportional basis for activities of less than a full day’s duration. The per annum and per diem compensation payable to the Trustees hereunder shall be reviewed every three (3) years and appropriately adjusted for changes in the cost of living. Any other changes in compensation of the Trustees shall be made subject to the approval of the Bankruptcy Court. The Delaware Trustee shall be paid from the U.S. Asbestos Trust an initial fee of $3,500.00 upon entry into this U.S. Asbestos Trust Agreement and an annual fee of $3,000.00 (USD), the first payment for which shall be due on December 27, 2007.

          (b) The U.S. Asbestos Trust will promptly reimburse the Trustees and the Delaware Trustee for all reasonable out-of-pocket costs and expenses incurred by the Trustees or the Delaware Trustee in connection with the performance of their duties hereunder.
          (c) The U.S. Asbestos Trust shall include a description of the amounts paid under this Section 4.5 in the accounts to be filed with the Bankruptcy Court and provided to the TAC, the Future Claimants Representative, and Reorganized Federal-Mogul pursuant to Section 2.2(c)(i).
     4.6 Indemnification of Trustees and Additional Indemnitees.
          (a) The U.S. Asbestos Trust shall indemnify and defend each Trustee, the Delaware Trustee and each Additional Indemnitee in the performance of its, his or her duties hereunder to the fullest extent that a statutory trust organized under the laws of the State of Delaware is from time to time entitled to indemnify and defend such Person (as defined in the Act) against any and all liabilities, expenses, claims, damages or losses incurred by or on behalf of it, him or her in the performance of its, his or her duties. Notwithstanding the foregoing, no Trustee, Delaware Trustee or Additional Indemnitee shall be indemnified or defended in any way for any liability, expense, claim, damage or loss for which it, he or she is ultimately liable under Section 4.4 above.
          (b) Any fees and expenses reasonably incurred by or on behalf of a Trustee, the Delaware Trustee or an Additional Indemnitee in connection with any action, suit or proceeding, whether civil, administrative or arbitrative, from which it, he or she is indemnified by the U.S. Asbestos

Trust pursuant to Section 4.6(a) above, including without limitation out-of-pocket fees and expenses and attorneys’ fees and expenses, shall be paid by the U.S. Asbestos Trust in advance of the final disposition thereof upon receipt of an undertaking, by or on behalf of the Trustee, Delaware Trustee or Additional Indemnitee, as the case may be, to repay such amount in the event that it shall be determined by a Final Order that such Trustee, Delaware Trustee or Additional Indemnitee is not entitled to be indemnified by the U.S. Asbestos Trust.
          (c) The Trustees may purchase and maintain reasonable amounts and types of insurance on behalf of an individual who is or was a Trustee, and, if requested, shall purchase insurance on behalf of the TAC, the Future Asbestos Claimants Representative, and such officers or employees of the TAC, and Future Asbestos Claimants Representative who are typically insured under standard policy forms (the “Insured Individuals”), including for liability asserted against or incurred by such individual in that capacity or arising from his or her status with regard to the U.S. Asbestos Trust. If so requested, by any Insured Individual, the Trustees shall keep Insured Individuals continuously insured, to the fullest extent available for errors and omissions, in such total amounts and with such terms as the Trustees, TAC and Future Asbestos Claimants Representative may reasonably agree upon from time to time.
     4.7 Trustees’ and the Delaware Trustee Lien. The Trustees, the Delaware Trustee and the Additional Indemnities shall have a first priority lien upon the Trust Assets to secure the payment of any amounts payable to them pursuant to Sections 4.5 and 4.6 above.
     4.8 Trustees’ Employment of Experts; Delaware Trustee’s Employment of Counsel.
          (a) The Trustees may, but shall not be required to, retain and/or consult with counsel, accountants, appraisers, auditors and forecasters, and other parties deemed by the Trustees to be qualified as experts on the matters submitted to them, and the written opinion of or information provided by any such parties on any matters submitted to them by the Trustees shall be full and complete authorization and protection in respect of any action taken or not taken by the Trustees hereunder in good faith and in accordance with the written opinion of or information provided by any such party.
          (b) The Delaware Trustee shall be permitted to retain counsel only in such circumstances as required in the exercise of its obligations hereunder and compliance with the advice of such counsel shall be full and complete authorization and protection for actions taken or not taken by the Delaware Trustee in good faith in compliance with such advice.
     4.9 Trustees’ Independence. The Trustees shall not, during the term of their service, hold a financial interest in, act as attorney or agent for, or serve as any other professional for Reorganized Federal-Mogul. Notwithstanding the foregoing, any Trustee may serve, without any additional compensation other than the per diem compensation to be paid by the U.S. Asbestos Trust pursuant to Section 4.5(a) above, as a director of Reorganized Federal-Mogul. No Trustee shall act as an attorney for any person who holds an asbestos claim. For the avoidance of doubt, this Section shall not be applicable to the Delaware Trustee.
     4.10 Bond. Neither the Trustees nor the Delaware Trustee shall be required to post any bond or other form of surety or security unless otherwise ordered by the Bankruptcy Court.
     4.11 Delaware Trustee.
          (a) There shall at all times be a Delaware Trustee. The Delaware Trustee shall satisfy the requirements of Section 3807(a) of the Act (or any successor section) as in effect from time to time. If at any time the Delaware Trustee shall cease to be eligible in accordance with the provisions of this Section 4.11, it shall resign immediately in the manner and with the effect hereinafter specified in Section 4.11(c) below. For the avoidance of doubt, the Delaware Trustee will only have such rights and obligations as expressly provided by reference to the Delaware Trustee hereunder no reference in this U.S. Asbestos Trust Agreement to the Trustees shall be construed to refer to or include the Delaware Trustee.
          (b) The Delaware Trustee shall not be entitled to exercise any powers, nor shall the Delaware Trustee have any of the duties and responsibilities, of the Trustees set forth herein. The Delaware Trustee shall be one of the trustees of the U.S. Asbestos Trust for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Act and for taking such actions as are required to be taken by a Delaware Trustee under the Act. The duties (including fiduciary duties), liabilities and obligations of the Delaware Trustee shall be limited to (i) accepting legal process served on the U.S. Asbestos Trust in the State of Delaware and (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware that the Delaware Trustee is required to execute under Section 3811 of the Act and there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the Delaware Trustee.
          (c) The Delaware Trustee shall serve until such time as the Trustees remove the Delaware Trustee or the Delaware Trustee resigns and a successor Delaware Trustee is appointed by the Trustees in accordance with the terms of Section 4.11(d) below. The Delaware Trustee may resign at any time upon the giving of at least 60 days’ advance written notice to the Trustees; provided, that such resignation shall not become effective unless and until a successor Delaware Trustee shall have been appointed by the Trustees in accordance with Section 4.11(d) below. If the Trustees have not appointed a successor Delaware Trustee within such 60-day period, the Delaware Trustee may apply to the Court of Chancery of the State of Delaware for the appointment of a successor Delaware Trustee.
          (d) Upon the resignation or removal of the Delaware Trustee, the Trustees shall appoint a successor Delaware Trustee by delivering a written instrument to the outgoing Delaware Trustee. Any successor Delaware Trustee must satisfy the requirements of Section 3807(a) of the Act (or any successor section) as in effect from time to time. Any resignation or removal of the Delaware Trustee and appointment of a successor Delaware Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Delaware Trustee to the outgoing Delaware Trustee and the Trustees and any fees and expenses due to the outgoing Delaware Trustee are paid. Following compliance with the preceding sentence, the successor Delaware Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Delaware Trustee under this U.S. Asbestos Trust Agreement, with like effect as if originally named as Delaware Trustee, and the outgoing Delaware Trustee shall be discharged of its duties and obligations under this U.S. Asbestos Trust Agreement.
SECTION 5
TRUST ADVISORY COMMITTEE
     5.1 Members. The TAC shall consist of four (4) members, who shall initially be the persons named on the signature page hereof.
     5.2 Duties. The members of the TAC shall serve in a fiduciary capacity representing all holders of present Asbestos Personal Injury Claims. The Trustees must consult with the TAC on matters identified in Section 2.2(e) above and in other provisions herein, and must obtain the consent of the TAC on matters identified in Section 2.2(f) above. Where provided in the U.S. TDP, certain other actions by the Trustees are also subject to the consent of the TAC.
     5.3 Term of Office.
          (a) A member of the TAC shall serve until the earliest of (i) his or her death, (ii) his or her resignation pursuant to Section 5.3(b) below, (iii) his or her removal pursuant to Section 5.3(c) below, or (iv) termination of the U.S. Asbestos Trust pursuant to Section 7.2 below.
          (b) A member of the TAC may resign at any time by written notice to the other members of the TAC, the Trustees and the Future Claimants Representative. Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.
          (c) A member of the TAC may be removed in the event that he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties of such member hereunder, such as repeated non-attendance at scheduled meetings, or other good cause. Such removal shall be made at the recommendation of the remaining members of the TAC with the approval of the Bankruptcy Court.
     5.4 Appointment of Successor.
          (a) In the event of a vacancy caused by the resignation or death of a TAC member, his or her successor shall be pre-selected by the resigning or deceased TAC member, or by his or her law firm in the event that such member has not pre-selected a successor. If neither the member nor the law firm exercises the right to make such a selection, the successor shall be chosen by a majority vote of the remaining TAC members. If a majority of the remaining TAC members cannot agree, the Bankruptcy Court shall appoint the successor. In the event of a vacancy caused by the removal of a TAC member, the remaining members of the TAC by majority vote shall name the successor. If the majority of the remaining members of the TAC cannot reach agreement, the Bankruptcy Court shall appoint the successor.
          (b) Each successor TAC member shall serve until the earliest of (i) his or her death, (ii) his or her resignation pursuant to Section 5.3(b) above, (iii) his or her removal pursuant to Section 5.3(c) above, or (iv) the termination of the U.S. Asbestos Trust pursuant to Section 7.2 below.
     5.5 TAC’s Employment of Professionals.
          (a) The TAC may but is not required to retain and/or consult counsel, accountants, appraisers, auditors, forecasters, experts, and financial and investment advisors, and such other parties deemed by the TAC to be qualified as experts on matters submitted to the TAC (the “TAC Professionals”). The TAC and the TAC Professionals shall at all times have complete access to the U.S. Asbestos Trust’s officers, employees and agents, as well as to the Professionals retained by the U.S. Asbestos Trust, and shall also have complete access to all information generated by them or otherwise available to the U.S. Asbestos Trust or the Trustees. In the absence of the TAC’s gross negligence in selecting a TAC Professional, the written opinion of or information provided by any TAC Professional deemed by the TAC to be qualified as an expert on the particular matter submitted to the TAC shall be full and complete authorization and protection in support of any action taken or not taken by the TAC in good faith and in accordance with the written opinion of or information provided by the TAC Professional.
          (b) The U.S. Asbestos Trust shall promptly reimburse, or pay directly if so instructed by the TAC, the TAC for all reasonable fees and costs associated with the TAC’s employment of legal counsel pursuant to this provision in connection with the TAC’s performance of its duties hereunder. The U.S. Asbestos Trust shall also promptly reimburse, or pay directly if so instructed by the TAC, the TAC for all reasonable fees and costs associated with the TAC’s employment of any other TAC Professional pursuant to this provision in connection with the TAC’s performance of its duties hereunder; provided, however, that (i) the TAC has first submitted to the U.S. Asbestos Trust a written request for such reimbursement setting forth the reasons (A) why the TAC desires to employ the TAC Professional, and (B) why the TAC cannot rely on Professionals retained by the U.S. Asbestos Trust to meet the need of the TAC for such expertise or advice, and (ii) the U.S. Asbestos Trust has approved the TAC’s request for reimbursement in writing. If the U.S. Asbestos Trust agrees to pay for the TAC Professional, such reimbursement shall be treated as an U.S. Asbestos Trust Expense. If the U.S. Asbestos Trust declines to pay for the TAC Professional, it must set forth its reasons in writing. If the TAC still desires to employ the TAC Professional at the U.S. Asbestos Trust’s expense, the TAC and the Trustees shall resolve their dispute pursuant to Section 7.14 below.
     5.6 Compensation and Expenses of TAC.
          The members of the TAC shall receive compensation from the U.S. Asbestos Trust for their services as TAC members in the form of a reasonable hourly rate set by the Trustees for attendance at meetings or other conduct of U.S. Asbestos Trust business. The members of the TAC shall also be reimbursed promptly for all reasonable out-of-pocket costs and expenses incurred by the TAC members in connection with the performance of their duties hereunder. Such reimbursement or direct payment shall be deemed an U.S. Asbestos Trust expense. The U.S. Asbestos Trust shall include a description of the amounts paid under this Section 5.6 in the accounts to be filed with the Bankruptcy Court and provided to the Trustees, the Future Claimants Representative, and Reorganized Federal-Mogul pursuant to Section 2.2(c)(i).
     5.7 Procedures for Consultation with and Obtaining the Consent of the TAC.
          (a) Consultation Process.
               (i) In the event the Trustees are required to consult with the TAC pursuant to Section 2.2(e) above or on other matters as provided herein, the Trustees shall provide the TAC with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances. The Trustees shall also provide the TAC with such reasonable access to Professionals and other experts retained by the U.S. Asbestos Trust and its staff (if any) as the TAC may reasonably request during the time that the Trustees are considering such matter, and shall also provide the TAC the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Trustees.
               (ii) The Trustees shall take into consideration the time required for the TAC, if its members so wish, to engage and consult with its own independent financial or investment advisors as to such matter.

          (b) Consent Process.
               (i) In the event the Trustees are required to obtain the consent of the TAC pursuant to Section 2.2(f) above, the Trustees shall provide the TAC with a written notice stating that their consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Trustees propose to take, and explaining in detail the reasons why the Trustees desire to take such action. The Trustees shall provide the TAC as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances. The Trustees shall also provide the TAC with such reasonable access to Professionals and other experts retained by the U.S. Asbestos Trust and its staff (if any) as the TAC may reasonably request during the time that the Trustees are considering such action, and shall also provide the TAC the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Trustees.
               (ii) The TAC must consider in good faith and in a timely fashion any request for its consent by the Trustees, and must in any event advise the Trustees in writing of its consent or its objection to the proposed action within 30 days of receiving the original request for consent from the Trustees. The TAC may not withhold its consent unreasonably. If the TAC decides to withhold its consent, it must explain in detail its objections to the proposed action. If the TAC does not advise the Trustees in writing of its consent or its objections to the action within 30 days of receiving notice regarding such request, the TAC’s consent to the proposed actions shall be deemed to have been affirmatively granted.
               (iii) If, after following the procedures specified in this Section 5.7(b), the TAC continues to object to the proposed action and to withhold its consent to the proposed action, the Trustees and/or the TAC shall resolve their dispute pursuant to Section 7.14. However, the burden of proof with respect to the validity of the TAC’s objection and withholding of its consent shall be on the TAC.
SECTION 6
THE FUTURE CLAIMANTS REPRESENTATIVE
     6.1 Duties. The Future Claimants Representative shall be the individual identified on the signature pages hereto. He or she shall serve in a fiduciary capacity, representing the interests of the holders of future Asbestos Personal Injury Claims for the purpose of protecting the rights of such persons. The Trustees must consult with the Future Claimants Representative on matters identified in Section 2.2(e) above and on certain other matters provided herein, and must obtain the consent of the Future Claimants Representative on matters identified in Section 2.2(f) above. Where provided in the U.S. TDP, certain other actions by the Trustees are also subject to the consent of the Future Claimants Representative.
     6.2 Term of Office.
          (a) The Future Claimants Representative shall serve until the earlier of (i) his or her death, (ii) his or her resignation pursuant to Section 6.2(b) below, (iii) his or her removal pursuant to Section 6.2(c) below, or (iv) the termination of the U.S. Asbestos Trust pursuant to Section 7.2 below.
          (b) The Future Claimants Representative may resign at any time by written notice to the Trustees. Such notice shall specify a date when such resignation shall take effect,

which shall not be less than ninety (90) days after the date such notice is given, where practicable.
          (c) The Future Claimants Representative may be removed by the Bankruptcy Court in the event he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties hereunder, such as repeated non-attendance at scheduled meetings.
     6.3 Appointment of Successor. A vacancy caused by death or resignation shall be filled with an individual nominated prior to the effective date of the resignation or the death by the resigning or deceased Future Claimants Representative, and a vacancy caused by removal of the Future Claimants Representative shall be filled with an individual nominated by the Trustees in consultation with the TAC, subject to the approval of the Bankruptcy Court.. In the event a majority of the Trustees cannot agree, or a nominee has not been pre-selected, the successor shall be chosen by the Bankruptcy Court.
     6.4 Future Claimants Representative’s Employment of Professionals.
          (a) The Future Claimants Representative may but is not required to retain and/or consult counsel, accountants, appraisers, auditors, forecasters, experts, and financial and investment advisors, and such other parties deemed by the Future Claimants Representative to be qualified as experts on matters submitted to the Future Claimants Representative (the “FCR Professionals”). The Future Claimants Representative and his or her experts shall at all times have complete access to the U.S. Asbestos Trust’s officers, employees and agents, as well as to the Professionals retained by the U.S. Asbestos Trust, and shall also have complete access to all information generated by them or otherwise available to the U.S. Asbestos Trust or the Trustees. In the absence of gross negligence, the written opinion of or information provided by any FCR Professional deemed by the Future Claimants Representative to be qualified as an expert on the particular matter submitted to the Future Claimants Representative shall be full and complete authorization and protection in support of any action taken or not taken by the Future Claimants Representative in good faith and in accordance with the written opinion of or information provided by the FCR Professional.
          (b) The U.S. Asbestos Trust shall promptly reimburse, or pay directly if so instructed, the Future Claimants Representative for all reasonable fees and costs associated with the Future Claimants Representative’s employment of legal counsel pursuant to this provision in connection with the Future Claimants Representative’s performance of his or her duties hereunder. The U.S. Asbestos Trust shall also promptly reimburse, or pay directly if so instructed, the Future Claimants Representative for all reasonable fees and costs associated with the Future Claimants Representative’s employment of any other FCR Professionals pursuant to this provision in connection with the Future Claimants Representative’s performance of his or her duties hereunder; provided, however, that (i) the Future Claimants Representative has first submitted to the U.S. Asbestos Trust a written request for such reimbursement setting forth the reasons (A) why the Future Claimants Representative desires to employ the FCR Professional, and (B) why the Future Claimants Representative cannot rely on Professionals retained by the U.S. Asbestos Trust to meet the need of the Future Claimants Representative for such expertise or advice, and (ii) the U.S. Asbestos Trust has approved the Future Claimants Representative’s request for reimbursement in writing. If the U.S.

Asbestos Trust agrees to pay for the FCR’s Professional, such reimbursement shall be treated as an U.S. Asbestos Trust Expense. If the U.S. Asbestos Trust declines to pay for the FCR’s Professional, it must set forth its reasons in writing. If the Future Claimants Representative still desires to employ the FCR Professional at U.S. Asbestos Trust expense, the Future Claimants Representative and the Trustees shall resolve their dispute pursuant to Section 7.14 below.
     6.5 Compensation and Expenses of the Future Claimants Representative.
          (a) The Future Claimants Representative shall receive compensation from the U.S. Asbestos Trust in the form of the Future Claimants Representative’s normal hourly rate for services performed. The U.S. Asbestos Trust will promptly reimburse the Future Claimants Representative for all reasonable out-of-pocket costs and expenses incurred by the Future Claimants Representative in connection with the performance of his or her duties hereunder. Such reimbursement or direct payment shall be deemed an U.S. Asbestos Trust expense. The U.S. Asbestos Trust shall include a description of the amounts paid under this Section 6.5 in the accounts to be filed with the Bankruptcy Court and provided to the Trustees, the Future Claimants Representative, and Reorganized Federal-Mogul pursuant to Section 2.2(c)(i).
     6.6 Procedures for Consultation with and Obtaining the Consent of the Future Claimants Representative.
          (a) Consultation Process.
               (i) In the event the Trustees are required to consult with the Future Claimants Representative pursuant to Section 2.2(e) above or on any other matters specified herein, the Trustees shall provide the Future

Claimants Representative with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances. The Trustees shall also provide the Future Claimants Representative with such reasonable access to Professionals and other experts retained by the U.S. Asbestos Trust and its staff (if any) as the Future Claimants Representative may reasonably request during the time that the Trustees are considering such matter, and shall also provide the Future Claimants Representative the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Trustees.
               (ii) The Trustees shall take into consideration the time required for the Future Claimants Representative, if he or she so wishes, to engage and consult with his or her own independent financial or investment advisors as to such matter.
     (b) Consent Process.
               (i) In the event the Trustees are required to obtain the consent of the Future Claimants Representative pursuant to Section 2.2(f) above, the Trustees shall provide the Future Claimants Representative with a written notice stating that his or her consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Trustees propose to take, and explaining in detail the reasons why the Trustees desire to take such action. The Trustees shall provide the Future Claimants Representative as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances. The Trustees shall also provide the Future Claimants Representative with such reasonable access to Professionals and other experts retained by the U.S. Asbestos Trust and its staff (if any) as the Future Claimants Representative may reasonably request during the time that the Trustees are considering such action, and shall also provide the Future Claimants Representative the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Trustees.

               (ii) The Future Claimants Representative must consider in good faith and in a timely fashion any request for his or her consent by the Trustees, and must in any event advise the Trustees in writing of his or her consent or objection to the proposed action within 30 days of receiving the original request for consent from the Trustees. The Future Claimants Representative may not withhold his or her consent unreasonably. If the Future Claimants Representative decides to withhold consent, he or she must explain in detail his or her objections to the proposed action. If the Future Claimants Representative does not advise the Trustees in writing of his or her consent or objections to the proposed action within 30 days of receiving the notice from the Trustees regarding such consent, the Future Claimants Representative’s consent shall be deemed to have been affirmatively granted.
               (iii) If, after following the procedures specified in this Section 5.7(b), the Future Claimants Representative continues to object to the proposed action and to withhold its consent to the proposed action, the Trustees and/or the Future Claimants Representative shall resolve their dispute pursuant to Section 7.14. However, the burden of proof with respect to the validity of the Future Claimants Representative’s objection and withholding of his or her consent shall be on the Future Claimants Representative.

SECTION 7
GENERAL PROVISIONS
     7.1 Irrevocability. The U.S. Asbestos Trust is irrevocable.
     7.2 Termination.
          (a) The U.S. Asbestos Trust shall automatically terminate on the date ninety (90) days after the first to occur of the following events (the “Termination Date”):
               (i) the Trustees decide to terminate the U.S. Asbestos Trust because (A) they deem it unlikely that new Asbestos Personal Injury Claims will be filed against the U.S. Asbestos Trust, (B) all Asbestos Personal Injury Claims duly filed with the U.S. Asbestos Trust have been liquidated and paid to the extent provided in this U.S. Asbestos Trust Agreement and the U.S. TDP or disallowed by a final, non-appealable order, to the extent possible based upon the funds available through the Plan, and (C) twelve (12) consecutive months have elapsed during which no new Asbestos Personal Injury Claim has been filed with the U.S. Asbestos Trust; or
               (ii) if the Trustees have procured and have in place irrevocable insurance policies and have established claims handling agreements and other necessary arrangements with suitable third parties adequate to discharge all expected remaining obligations and expenses of the U.S. Asbestos Trust in a manner consistent with this U.S. Asbestos Trust Agreement and the U.S. TDP, the date on which the Bankruptcy Court enters an order approving such insurance and other arrangements and such order becomes a Final Order; or

               (iii) to the extent that any rule against perpetuities shall be deemed applicable to the U.S. Asbestos Trust, twenty-one (21) years less ninety-one (91) days pass after the death of the last survivor of all of the descendants of Joseph P. Kennedy, Sr., of Massachusetts, father of the late President John F. Kennedy, living on the date hereof.
          (b) On the Termination Date, after payment of all the U.S. Asbestos Trust’s liabilities have been provided for, all monies remaining in the U.S. Asbestos Trust estate shall be given to such organization(s) exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code, which tax-exempt organization(s) shall be selected by the Trustees using their reasonable discretion; provided, however, that (i) if practicable, the activities of the selected tax-exempt organization(s) shall be related to the treatment of, research on, or the relief of suffering of individuals suffering from asbestos related lung disorders, and (ii) the tax-exempt organization(s) shall not bear any relationship to Reorganized Federal-Mogul within the meaning of Section 468B(d)(3) of the Internal Revenue Code. Notwithstanding any contrary provision of the Plan and related documents, this Section 7.2(b) cannot be modified or amended.
     7.3 Amendments. The Trustees, after consultation with the TAC and the Future Claimants Representative, and subject to the consent of the TAC and the Future Claimants Representative, may modify or amend this U.S. Asbestos Trust Agreement; provided, however, that the Trustees must also obtain the prior express written consent of the Lead Insurer (as that term is defined in the CIP Agreement), as provided in the CIP Agreement, in order to modify or amend this U.S. Asbestos Trust Agreement with respect to the Fel-Pro Subfund, the Vellumoid Subfund, Fel-Pro Claims, Vellumoid Claims or Federal-Mogul Asbestos Claims (as that term is defined in the CIP Agreement) encompassed by the CIP Agreement. The Trustees, after consultation with the TAC and the Future Claimants Representative, and subject to the consent of the TAC and the Future Claimants Representative, may also modify or amend the U.S. TDP; provided, however, that the Trustees must also obtain the prior express written consent of the Lead Insurer (as that term is defined in the CIP Agreement), as provided in the CIP Agreement, in order to modify or amend this U.S. Asbestos Trust Agreement with respect to the Fel-Pro Subfund, the Vellumoid Subfund, Fel-Pro Claims, Vellumoid Claims or Federal-Mogul Asbestos Claims (as that term is defined in the CIP Agreement) encompassed by the CIP Agreement, and provided further that no amendment to the U.S. TDP shall be inconsistent with the limitations on amendments provided therein, and, in particular, the provisions limiting amendment of the Claims Payment Ratio set forth in Section 2.5 of the U.S. TDP and of the Payment Percentage set forth in Section 4.2 of the U.S. TDP. Any modification or amendment made pursuant to this Article must be done in writing, and must be described in the annual report to be filed by the U.S. Asbestos Trust with the Bankruptcy Court pursuant to Section 2.2(c)(i). Notwithstanding anything contained in this U.S. Asbestos Trust Agreement to the contrary, neither this U.S. Asbestos Trust Agreement, the U.S. Asbestos Trust Bylaws, the U.S. TDP, nor any document annexed to the foregoing shall be modified or amended in any way that could jeopardize, impair, or modify the applicability of Section 524(g) of the Bankruptcy Code, the efficacy or enforceability of the injunction entered thereunder, or the U.S. Asbestos Trust’s qualified settlement fund status under Section 468B of the Internal Revenue Code, or any of the indemnity obligations of the Trust provided under the Plan.
     7.4 Procedures for Obtaining the Consent of the Lead Insurer. In the event the Trustees are required to obtain the express written consent of the Lead Insurer pursuant to the terms of the U.S. TDP or this agreement, the Trustees shall follow the Consent Process set forth in Section 5.7(b) (describing the Consent Process for the TAC) and Section 6.6(b) (describing the Consent Process for the Future Claimants’ Representative) and 7.14 (describing Dispute Resolution).
     7.5 Meetings. The Trustees, the TAC, and the Future Claimants Representative, shall be deemed to have attended a meeting in the event such person spends at least four (4) hours of the day conferring, in person or by telephone conference call, on U.S. Asbestos Trust matters with the TAC, the Future Claimants Representative, or Trustees, as applicable. A Trustee shall also be deemed to have attended a meeting in the event he or she spends at least four (4) hours of the day engaging in activities related to Reorganized Federal-Mogul, including attendance at its Board of Directors meetings. The Trustees, the TAC and the Future Claimants Representative shall have discretion to determine whether a meeting, as described herein, occurred for purposes of Sections 4.5, 5.6, and 6.5 above.
     7.6 Severability. Should any provision in this U.S. Asbestos Trust Agreement be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this U.S. Asbestos Trust Agreement.
     7.7 Notices. Notices to persons asserting claims shall be given by first class mail, postage prepaid, at the address of such person, or, where applicable, such person’s Future Claimants Representative, in each case as provided on such person’s claim form submitted to the U.S. Asbestos Trust with respect to his or her U.S. Asbestos Trust Claim.
           (a) Any notices or other communications required or permitted hereunder to the following parties shall be in writing and delivered at the addresses designated below, or sent by telex, telecopy or facsimile pursuant to the instructions listed below, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished in writing to each of the other parties listed below in compliance with the terms hereof.
To the U.S. Asbestos Trust through the Trustees:

Edward D. Robertson, Esq.
Bartimus, Frickleton, Robertson & Gorney, P.C.
715 Swifts Highway
Jefferson City, MO 65101
Stephen M. Snyder, Esq.
Snyder Miller & Orton, LLP
111 Sutter Street, Suite 1950
San Francisco, CA 94104
Kirk P. Watson, Esq.
Hughes & Luce, LLP
111 Congress Avenue, Suite 900
Austin, Texas 78701
With a copy to Counsel:
Stanley E. Levine, Esq.
1700 Grant Building
Pittsburgh, PA 15219
Marla R. Eskin, Esq.
800 North King Street, Suite 300
Wilmington, DE 19801
To the Delaware Trustee:
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890

To Reorganized Federal-Mogul:
Federal-Mogul Corporation
Attn: General Counsel
26555 Northwestern Highway
Southfield, MI 48034
Telephone: (248) 354-7055
Facsimile: (248) 354-8103
With a copy to Counsel:
Sidley Austin, LLP
James F. Conlan, Esq.
Larry J. Nyhan, Esq.
Kenneth P. Kansa, Esq.
One South Dearborn Street
Chicago, IL 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036
To the TAC:
Perry Weitz, Esq.
Weitz & Luxenberg, PC
180 Maiden Lane
New York, NY 10038
Telephone: 212-558-5500
Facsimile: 212-344-0994
Russell W. Budd, Esq.
Baron & Budd, PC
3102 Oak Lawn Avenue
Suite 1100
Dallas, TX 75219
Telephone: 214-521-3605
Facsimile: 214-520-1181
Steven Kazan, Esq.
Kazan, McClain, Edises, Abrams, Fernandez, Lyons & Farrise
171 12th Street, Third Floor
Oakland, CA 94607
Telephone: 510-465-7728 ext.1055

Facsimile: 510-835-4913
Joseph F. Rice, Esq.
Motley Rice LLC
28 Bridgeside Blvd., PO Box 1792
Mt. Pleasant, SC 29465
Telephone: 843-216-9159
Facsimile: 843-216-9290
With a copy to Counsel:
Elihu Inselbuch, Esq.
Ann C. McMillan, Esq.
Peter Van N. Lockwood, Esq.
Caplin & Drysdale, Chartered
375 Park Avenue, 35th Floor
New York, NY 10152
Telephone: (212) 319-7125
Telephone: (202) 862-5080
Telephone: (202) 862-5065
Facsimile: (212) 644-6755
To the Future Claimants Representative:
Eric D. Green, Esq.
Resolutions, LLC
222 Berkeley Street, Suite 1060
Boston, MA 02116
With a copy to Counsel:
Edwin J. Harron, Esq.
Young Conaway Stargatt & Taylor LLP
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, DE 19899-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

          (b) All such notices and communications if mailed shall be effective when physically delivered at the designated addresses or, if electronically transmitted, when the communication is received at the designated addresses and confirmed by the recipient by return transmission.
     7.8 Successors and Assigns. The provisions of this U.S. Asbestos Trust Agreement shall be binding upon and inure to the benefit of Federal-Mogul, the other Protected Parties, the U.S. Asbestos Trust, the Trustees, except that neither any of the Protected Parties, the U.S. Asbestos Trust and the Trustees nor Reorganized Federal-Mogul may assign or otherwise transfer any of its, or their, rights or obligations under this U.S. Asbestos Trust Agreement whether voluntarily or involuntarily, directly or indirectly, except by will or under the laws of descent and distribution; provided, however, that nothing in this Section 7.8 shall prohibit or limit any action by except, in the case of the U.S. Asbestos Trust and the Trustees, as contemplated by Section 2.1 above.
     7.9 Limitation on Claim Interests for Securities Laws Purposes. Asbestos Personal Injury Claims, and any interests therein (a) shall not be assigned, conveyed, hypothecated, pledged or otherwise transferred, voluntarily or involuntarily, directly or indirectly, except by will or under the laws of descent and distribution; (b) shall not be evidenced by a certificate or other instrument; (c) shall not possess any voting rights; and (d) shall not be entitled to receive any dividends or interest; provided, however, that clause (a) of this Section 7.9 shall not apply to the holder of a claim that is subrogated to a U.S. Asbestos Trust Claim as a result of its satisfaction of such U.S. Asbestos Trust Claim.

     7.10 Entire Agreement; No Waiver. The entire agreement of the parties relating to the subject matter of this U.S. Asbestos Trust Agreement is contained herein and in the documents referred to herein, and this U.S. Asbestos Trust Agreement and such documents supersede any prior oral or written agreements concerning the subject matter hereof. No failure to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of rights under law or in equity.
     7.11 Headings. The headings used in this U.S. Asbestos Trust Agreement are inserted for convenience only and do not constitute a portion of this U.S. Asbestos Trust Agreement, nor in any manner affect the construction of the provisions of this U.S. Asbestos Trust Agreement.
     7.12 Governing Law. This U.S. Asbestos Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware conflict of law principles.
     7.13 Federal-Mogul’s Representations and Cooperation. Federal-Mogul, on behalf of itself and its subsidiaries, is hereby authorized to take any action required of a beneficial owner, as defined in the Act, in connection with this U.S. Asbestos Trust Agreement. The Debtors and Reorganized Debtors agree to cooperate in implementing the goals and objectives of this U.S. Asbestos Trust.
     7.14 Dispute Resolution. Any disputes that arise under this U.S. Asbestos Trust Agreement or under the U.S. TDP shall be resolved by submission of the matter to an alternative dispute resolution (“ADR”) process mutually agreeable to the parties involved except that this

ADR procedure shall not apply to any disputes between the Trust and any Pneumo Protected Party. Should any party to the ADR process be dissatisfied with the decision of the arbitrator(s), that party may apply to the Bankruptcy Court for a judicial determination of the matter. In either case, if the dispute arose pursuant to the consent provision set forth in Section 5.7(b) (in the case of the TAC) or Section 6.6(b) (in the case of the Future Claimants Representative), the burden of proof shall be on the party or parties who withheld consent to show that the objection was valid. Should the dispute not be resolved by ADR process within thirty (30) days after submission, the parties are relieved of the requirement to pursue ADR prior to application to the Bankruptcy Court. Notwithstanding anything else herein contained, to the extent any provision of this U.S. Asbestos Trust Agreement is inconsistent with any provision of the Plan or the U.S. TDP, the Plan or the U.S. TDP shall control.
     7.15 Enforcement and Administration. The provisions of this U.S. Asbestos Trust Agreement and the U.S. TDP attached hereto shall be enforced by the Bankruptcy Court pursuant to the Plan. The parties hereby further acknowledge and agree that the Bankruptcy Court shall have exclusive jurisdiction over the settlement of the accounts of the Trustees and over any disputes hereunder not resolved by alternative dispute resolution in accordance with Section 7.13 above.
     7.16 Effectiveness. This U.S. Asbestos Trust Agreement shall not become effective until it has been executed and delivered by all the parties hereto.
     7.17 Counterpart Signatures. This U.S. Asbestos Trust Agreement may be executed in any number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this U.S. Asbestos Trust Agreement this 27th day of December, 2007.

Federal-Mogul
By:	/s/ Robert L. Katz
Name:	Robert L. Katz
Title:	Senior Vice President and General Counsel

Wilmington Trust Company, Delaware Trustee
By:	/s/ Erik E. Overcash
Name:	Erik E. Overcash
Title:	Financial Services Officer

TRUSTEES
/s/ Edward D. Robertson, Jr.
Edward D. Robertson, Jr. (Five Year Term)

/s/ Stephen M. Snyder
Stephen M. Snyder (Four Year Term)

/s/ Kirk Watson
Kirk Watson (Three Year Term)

ASBESTOS CREDITORS COMMITTEE
By:	/s/ Peter Lockwood
Peter Lockwood

TRUST ADVISORY COMMITTEE
/s/ Russell W. Budd
Russell W. Budd

/s/ Steven Kazan
Steven Kazan

/s/ Joseph F. Rice
Joseph F. Rice

/s/ Perry Weitz
Perry Weitz

FUTURE CLAIMANTS REPRESENTATIVE
/s/ Eric D. Green
Eric D. Green

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